Exhibit 99.1 1

Q4 2025 Q4 2025 FY 2025 Revenue Key Financial $2.8B $12.2B Measures 12% Y/Y 10% Y/Y 11% Y/Y (ex-FX) 10% Y/Y (ex-FX) Net Income $341M $2.5B 12% Net income margin 21% Net income margin Adjusted EBITDA* $786M $4.3B 28% Adjusted EBITDA Margin 35% Adjusted EBITDA Margin Free Cash $521M $4.6B Flow (“FCF”)* 19% FCF Margin 38% FCF Margin Gross Booking Key Business $20.4B $91.3B Value (“GBV”) Metrics 16% Y/Y 12% Y/Y 13% Y/Y (ex-FX) 10% Y/Y (ex-FX) Nights and 121.9M 533.0M Seats Booked 10% Y/Y 8% Y/Y *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 2

Q4 2025 Shareholder Letter Airbnb closed out 2025 with strong momentum, delivering double-digit growth across our key top-line metrics during the fourth quarter. Despite a tough year-over-year comparison, our business accelerated in Q4 compared to Q3. Revenue grew 12%, exceeding the high end of our guidance range, while Gross Booking Value grew 16% year-over-year—our highest-growth quarter in more than two years. Nights and Seats Booked rose 10%, marking our strongest growth quarter of the year. Our overall business performance was driven by the strength in demand across all regions and ADR. These results reflect the strength of our core business and the durability of our long-term strategy. We’re driving growth by staying focused on four key areas: making the Airbnb service better, bringing Airbnb to more parts of the world, expanding what we offer, and integrating AI into our app. Here are some highlights: We’re making Airbnb better for hosts and guests: We’re continuously improving the experience for hosts and guests, and in Q4 these eo ff rts drove meaningful growth. We focused on pricing and flexibility, including: ¦ Reserve Now, Pay Later—We know flexibility matters to guests, which is why we introduced a feature in the U.S. that allows guests to reserve an eligible stay and pay $0 upfront. The positive response from guests was immediate, and this feature contributed to the acceleration of bookings we saw in Q4. In February 2026, we completed testing Reserve Now, Pay Later across additional markets, and currently plan to make it available to even more guests globally in 2026. ¦ Updated cancellation policies—In October, we announced new cancellation policies to make it easier for guests to book a stay, even if their plans change. Hosts can now offer free cancellation up to 14 days before check-in under a new Limited policy. And we’re giving guests who book more than a week in advance a 24-hour grace period after their reservation is confirmed for refunds on shorter stays (under 28 days). These changes helped to reduce customer service contacts and increase bookings in Q4. We’re bringing Airbnb to more parts of the world: Airbnb is still in the early stages of global growth. While we operate in more than 220 countries and regions, the majority of our business is concentrated in five countries, highlighting the significant opportunity ahead. In 2025, we made meaningful progress outside of our core markets by making Airbnb more locally relevant. Origin nights booked in our expansion markets grew at roughly twice the rate of our core markets, a clear signal that our strategy is working. In Q4 2025, we saw particularly strong performance in Brazil and Japan, and India became one of our fastest-growing countries on an origin basis, with nights booked up 50% year- over-year. In addition, first-time bookers grew at double-digit rates across all three countries, with India up more than 60%, showing how we’re bringing new travelers to Airbnb. 3

We’re expanding what we oe ff r: We see a big opportunity to serve more types of trips and use cases on Airbnb. While homes remain at the heart of our platform, we’re expanding to meet the needs of more guests. Since launching Airbnb Services and Airbnb Experiences in May, we’ve been focused on scaling high- quality supply. We’ve onboarded significantly more hosts across both offerings in the second half of 2025 and we’re piloting new services with partners, including grocery delivery. In Q4, services and experiences brought new people to Airbnb. In fact, almost half of experiences bookings were not attached to an accommodation booking. We’re also capturing trips where a hotel may be the better choice. We’ve started with a pilot in cities that are supply constrained due to excess demand or regulation. In Q4, we began partnering directly with boutique and independent hotels in New York, Los Angeles, Madrid, and San Francisco. We’re seeing promising results, and plan to expand to other key markets later this year. We believe bringing more hotels onto the platform can increase our total addressable market, convert more existing guest demand, and drive repeat bookings across both hotels and homes. We’re integrating AI into our app: We’re continuing to lay the foundation for a more intelligent, more personalized Airbnb. Here are some highlights from Q4: ¦ AI customer support in more places—AI-powered customer support has now been rolled out for English, French and Spanish speaking users across the U.S., Canada and Mexico. The results have been impressive so far this year: when users message our AI assistant, about a third of all issues are resolved without needing an agent. We’ve also seen a significant reduction in resolution time. We expect to roll out AI customer support globally later this year. ¦ AI-powered search—We’re applying AI to how people discover and plan trips on Airbnb. We’re taking an iterative approach to get this right. Early tests are focused on giving guests a more natural way to describe what they’re looking for, and ask questions about the listing and location. Over time, this will evolve into a more comprehensive and intuitive search experience that extends through the trip. 4

Outlook Our growth and strong performance in 2025 were driven by disciplined execution. We focused on what matters to our hosts and guests, including better search, improved merchandising, more flexible payment and booking options, and simplified fees. These product improvements supported double-digit growth across our key top-line metrics in Q4. Looking ahead to 2026, we're not just maintaining our momentum; we're accelerating. We have the right team and strategy in place, and we're executing with greater focus and speed. Most importantly, we believe that we’re giving people more of what they want. In a world that's becoming increasingly artificial, we're using technology to help bring people together in the real world. This is what makes Airbnb unique, and we believe it will be a powerful driver of growth for years to come. Q1 2026 ¦ We expect to generate revenue of $2.59 billion to $2.63 billion, representing year-over-year growth of 14% to 16%, inclusive of an approximate three point foreign exchange tailwind after factoring in our hedging program. We expect our implied take rate in Q1 2026 to be up slightly year-over-year. ¦ We expect GBV to increase in the low teens year-over-year, driven by high-single-digit growth in Nights and Seats Booked and a moderate increase in ADR due to price appreciation and FX. ¦ We expect Adjusted EBITDA Margin to be approximately flat year-over-year. Full-Year 2026 ¦ For 2026, we expect year-over-year revenue growth to accelerate to at least low double digits. This is driven by the sustained strength in our core business, healthy demand, and continued execution across our key growth initiatives. ¦ For 2026, we expect our Adjusted EBITDA Margin to be stable year-over-year as we reinvest top-line efficiencies to support growth across the business, primarily in marketing, product, and technology. 5

A CLOSER LOOK More reservations, less hesitation We’re committed to making travel more flexible and convenient for everyone. With Reserve Now, Pay Later, guests can book homes with $0 upfront. After a strong U.S. launch—with over 70% adoption by eligible bookings*—and testing in other markets, we’re rolling it out to more guests in 2026. Simple to spot Eligible stays feature a callout on the listing and at checkout. Flexible payment Now guests can reserve when they want, and then pay closer to check-in. *Adoption percentage based on global GBV in Q4 2025. 6

Business and Financial Performance Q4 2025 121.9M $20.4B Nights & Seats Booked Gross Booking Value 10% Y/Y 16% Y/Y 13% Y/Y (ex-FX) FY 2025 533.0M $91.3B Nights & Seats Booked Gross Booking Value 8% Y/Y 12% Y/Y 10% Y/Y (ex-FX) In Q4 2025, we recorded double-digit growth across our key top-line metrics, delivering the highest year-over-year growth for Nights and Seats Booked and GBV during 2025. Nights and Seats Booked grew 10% year-over-year, representing a sequential acceleration compared to Q3 2025. In Q4 2025, we observed relatively consistent year-over-year trends in terms of market type and travel corridor, and saw a continued lengthening of lead times. Growth continued to be driven in part by our app strategy, with nights booked on our app in Q4 2025 increasing 20% year-over-year. App bookings in Q4 accounted for 64% of total nights booked—up from 60% in the prior-year period. In addition, we saw year-over-year growth of first-time bookers accelerate to 8% in Q4 2025, driven by strong results across all age cohorts. In Q4 2025, GBV was $20.4 billion, representing a year-over-year increase of 16% (or 13% ex-FX). The year-over-year growth in GBV was driven by the strong growth of Nights and Seats Booked, as well as an increase in ADR, which benefited from FX tailwinds during the quarter. ADR was $168 in Q4 2025, increasing 6% compared to Q4 2024. Excluding the impact of FX, ADR in Q4 2025 increased 3% year- over-year and was up across all regions, largely due to price appreciation. Geographic Performance We are focused on expanding Airbnb to more parts of the world. While timing and investment vary by market, our strategy is to make Airbnb local and relevant by improving product-market fit, building brand awareness, and driving traffic. During 2025, the average growth rate of nights booked on an origin basis in our expansion markets was roughly twice that of our core markets. 7

¦ North America: In North America, we saw mid-single digit growth of Nights and Seats Booked during Q4 2025 compared to Q4 2024, driven by continued strong demand for domestic travel and trips with longer lead times. ADR in North America increased 5% in Q4 2025 compared to Q4 2024, primarily driven by mix shift. Growth in short-term stays and entire homes, particularly listings with 4 or more bedrooms, continued to outpace long-term stays (trips of 28 days or more) and private rooms, respectively, helping to drive the mix shift. ¦ EMEA: In EMEA, we saw high-single digit growth in Nights and Seats Booked during Q4 2025 compared to Q4 2024, representing an acceleration compared to Q3 2025, due to a broad improvement in demand across both core and expansion markets, including key countries like the UK, Spain, and Italy. ADR in EMEA increased 12% in Q4 2025 compared to Q4 2024, primarily driven by FX. On an ex-FX basis, ADR increased 4% compared to Q4 2024, primarily due to price appreciation. ¦ Latin America: In Latin America, we saw high-teens growth in Nights and Seats Booked during Q4 2025 compared to Q4 2024. ADR in Latin America increased 9% in Q4 2025 compared to Q4 2024, primarily driven by FX and price appreciation. On an ex-FX basis, ADR increased 3% compared to Q4 2024. Brazil continued to drive meaningful growth across the region, with origin nights booked increasing over 20% and the number of first-time bookers increasing 17% in Q4 2025 compared to Q4 2024. Additionally, we saw a strong sequential acceleration of growth in origin nights booked in Mexico–up high-teens on a year-over-year basis in Q4 2025–further demonstrating the success of our global expansion strategy within Latin America. ¦ Asia Pacific: In Asia Pacific, we saw mid-teens growth in Nights and Seats Booked during Q4 2025 compared to Q4 2024. ADR in Asia Pacific increased 2% in Q4 2025 compared to Q4 2024, primarily driven by price appreciation. On an ex-FX basis, ADR also increased 2% compared to Q4 2024. Our expansion playbook in Asia Pacific continues to yield positive results. In addition to continued strength in domestic travel in Japan, Q4 2025 nights booked on an origin basis in India grew 50% year-over-year and first-time bookers grew more than 60% year-over-year. Supply We ended 2025 with over 9 million active listings around the world. During Q4 2025, active listings grew relatively in-line with the year-over-year increase of Nights and Seats Booked. Additionally, we continued to see growth in both high-density urban and non-urban destinations, with the most growth in those regions with the highest demand—Latin America and Asia Pacific. We remain focused on improving the quality of supply on our platform to help our guests find the best places to stay. Since launching our updated hosting quality system in 2023, we’ve removed over 550,000 listings, and we saw a year-over-year reduction in customer service issue rates and credit card chargeback rates during 2025. We also made it easier for guests to find the best places to stay with Guest Favorites. Since launch, we have seen over 500 million nights booked at Guest Favorite listings. 8

Q4 2025 $2.8B $341M $786M Revenue Net Income Adjusted EBITDA 12% Y/Y 12% Margin 28% Margin 11% Y/Y (ex-FX) $526M $521M Net Cash Provided by Free Cash Flow Operating Activities 19% Margin FY 2025 $12.2B $2.5B $4.3B Revenue Net Income Adjusted EBITDA 10% Y/Y 21% Margin 35% Margin 10% Y/Y (ex-FX) $4.6B $4.6B Net Cash Provided by Free Cash Flow Operating Activities 38% Margin Revenue of $2.8 billion in Q4 2025 represented a year-over-year increase of 12%, which was primarily driven by strong growth in nights stayed and a moderate increase in ADR. Net income of $341 million in Q4 2025 was lower compared to Q4 2024, as higher revenue on a year-over- year basis was offset by planned investments in new growth and policy initiatives, as well as approximately $90 million of non-income tax matters. Net income margin was 12% in Q4 2025 compared to 19% in Q4 2024. For the full-year 2025, our effective tax rate was 20%, inclusive of the recording of a one-time $213 million valuation allowance against our CAMT credits, partially offset by a one-time release of a $60 million uncertain tax position relating to prior years and an ongoing benefit on foreign derived intangible income. Starting in 2026, we expect our long-term effective tax rate to decline to the mid-to-high teens due to the enactment of the One Big Beautiful Bill Act (“OBBBA”) on July 4, subject to variables including profitability, stock-based compensation deductions, the impact of uncertain tax positions, and changes in tax laws. 9

Adjusted EBITDA in Q4 2025 of $786 million increased 3% compared to $765 million in Q4 2024. Adjusted EBITDA Margin in Q4 2025 was 28%, compared to 31% in Q4 2024.¹ Monetization and Take Rate During Q4 2025, the implied take rate (defined as revenue divided by GBV) of 13.6% was down year-over- year compared to 14.1% in Q4 2024, primarily due to FX and the timing of when guests booked their travel and when guests stayed. Since the introduction of paid guest travel insurance in 2022, we continue to see increased adoption of the offering. During full-year 2025, revenue from guest travel insurance, which is available in 12 of our largest countries, increased approximately 40% year-over-year. Beginning in October, we started taking steps to simplify our fee structure, which we believe will help our hosts price more competitively. We began migrating property management software (“PMS”) hosts on our split fee structure (where hosts paid a 3% fee and guests paid a separate service fee) to a 15.5% single service fee. Additionally, most non-PMS hosts on our platform that were previously subject to our single fee structure are now subject to the 15.5% fee as of December. These hosts are able to adjust their prices to maintain the same net earnings and guests will continue to see the full price upfront. Stock-Based Compensation For full-year 2025, stock-based compensation (“SBC”) expense increased 13%, driven by headcount growth. In 2026, we anticipate that the year-over-year growth rate of SBC and headcount will be lower than 2025. 1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 10

Quarterly Revenue ($M) Quarterly Net Income (Loss) ($M) Quarterly Adjusted EBITDA ($M)** **A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 11

Quarterly Net Cash Provided by Operating Activities ($M) Quarterly Free Cash Flow ($M)* TTM Free Cash Flow ($M)* *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 12

Shares (M) We repurchased $1.1 billion of Class A common stock during Q4 2025 to help manage the impact of share dilution. As a result, we continue to see a reduction in our total common shares outstanding. 13

Balance Sheet and Cash Flows For the three months ended December 31, 2025, we reported $526 million of net cash provided by operating activities and $521 million of FCF, highlighting the strength of our cash-generating business model.² As of December 31, 2025, we had $11.0 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $7.0 billion of funds held on behalf of guests. Capital Allocation During Q4 2025, we repurchased $1.1 billion of our Class A common stock. As of December 31, 2025, we had the authorization to purchase up to $5.6 billion of our Class A common stock under the $6 billion share repurchase program announced last year. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions or partnerships, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow generation provides us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase program, we use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees. Since the inception of our share repurchases in Q3 2022, our fully diluted share count has decreased approximately 9%, driven in part by our share repurchases and cash used for employee tax obligations totaling $13.6 billion. Earnings Webcast Airbnb will host an audio webcast to discuss its fourth quarter and full-year 2025 results at 2:00 p.m. PT / 5:00 p.m. ET on February 12, 2026. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I66365458. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com ²A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 14

About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5 million hosts who have welcomed over 2.5 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays, experiences, and services that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward- looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the first quarter and full year of 2026; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including those in certain markets and those related to Airbnb Experiences and Airbnb Services; the Company’s expectations with respect to the demand for bookings, and expectations with respect to increases in and the quality of active listings; the Company's expectations regarding cross-border travel; the Company’s expectation of attracting and retaining more hosts, including in expansion markets; the growth of active listings, including in expansion markets; the Company’s expectations regarding international expansion; the Company’s expectations regarding its investments in sales and marketing; the Company’s expectations regarding improvements to attract hosts and guests, including updated cancellation policies; the Company's expectations regarding guest service fees and cross-currency bookings and the impact on take rate; the Company's expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company's expectations regarding future operating performance, including Nights and Seats Booked and GBV; the Company’s expectations regarding ADR; the Company’s expectation regarding the effect of recent tax legislation; the Company’s expectations with respect to stock-based compensation expense; the Company’s share repurchase program; the Company’s expectations for product and services growth and enhancements, including the ongoing impact and results from platform enhancements or new features and the Company’s expectations regarding the success of its offerings beyond accommodations; the Company’s expectations regarding its investments in AI; and the Company's business strategy, plans, and objectives for future operations. In some cases, forward- looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; 15 changes to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final accounting closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use various non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be die ff rent from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, and revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”). Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net; (iii) interest income; (iv) depreciation and amortization; (v) stock- based compensation expense; (vi) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vii) settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists 16 as to how these taxes apply to users of our platform and Airbnb; and (viii) stock-settlement obligations, which represent employer and related taxes related to our Initial Public Offering (“IPO”). The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: ¦ Adjusted EBITDA excludes provision for income taxes; ¦ Adjusted EBITDA does not reflect interest income and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; ¦ Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; ¦ Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; ¦ Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; ¦ Adjusted EBITDA does not reflect settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists as to how these taxes apply to users of our platform and Airbnb; and ¦ Adjusted EBITDA does reflect stock-settlement obligations, which represent employer and related taxes related to our 2020 IPO. 17

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by operating activities less purchases of property and equipment. We believe Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion. 18

Quarterly Summary

	2023				2024				2025			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Nights and Seats Booked	121.1M	115.1M	113.2M	98.8M	132.6M	125.1M	122.8M	111.0M	143.1M	134.4M	133.6M	121.9M
Y/Y	19%	11%	14%	12%	9%	9%	8%	12%	8%	7%	9%	10%
Gross Booking Value	$20.4B	$19.1B	$18.3B	$15.5B	$22.9B	$21.2B	$20.1B	$17.6B	$24.5B	$23.5B	$22.9B	$20.4B
Y/Y	19%	13%	17%	15%	12%	11%	10%	13%	7%	11%	14%	16%
Gross Booking Value per Night and Seats Booked (or ADR)	$168.43	$166.01	$161.38	$156.73	$172.88	$169.53	$163.64	$158.13	$171.34	$174.48	$171.29	$167.51
Y/Y	-%	1%	3%	3%	3%	2%	1%	1%	(1)%	3%	5%	6%

	2023				2024				2025			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$1,818M	$2,484M	$3,397M	$2,218M	$2,142M	$2,748M	$3,732M	$2,480M	$2,272M	$3,096M	$4,095M	$2,778M
Y/Y	20%	18%	18%	17%	18%	11%	10%	12%	6%	13%	10%	12%
FX Neutral Y/Y	24%	19%	14%	14%	18%	11%	10%	12%	8%	13%	10%	11%
Net income (loss)	$117M	$650M	$4,374M	$(349)M	$264M	$555M	$1,368M	$461M	$154M	$642M	$1,374M	$341M
Adjusted EBITDA	$262M	$819M	$1,834M	$738M	$424M	$894M	$1,958M	$765M	$417M	$1,043M	$2,051M	$786M
Net cash provided by operating activities	$1,587M	$909M	$1,325M	$63M	$1,923M	$1,051M	$1,078M	$466M	$1,789M	$975M	$1,356M	$526M
Free Cash Flow	$1,581M	$900M	$1,310M	$46M	$1,909M	$1,043M	$1,074M	$458M	$1,781M	$962M	$1,349M	$521M
TTM Net cash provided by operating activities	$3,815M	$3,923M	$4,284M	$3,884M	$4,220M	$4,362M	$4,115M	$4,518M	$4,384M	$4,308M	$4,586M	$4,646M
TTM Free Cash Flow	$3,790M	$3,894M	$4,246M	$3,837M	$4,165M	$4,308M	$4,072M	$4,484M	$4,356M	$4,275M	$4,550M	$4,613M

	2023				2024				2025			
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31
Cash and other liquid assets (1)	$10,624M	$10,369M	$10,986M	$10,095M	$11,128M	$11,286M	$11,280M	$10,636M	$11,532M	$11,400M	$11,719M	$11,049M
Funds receivable and amounts held on behalf of customers	$7,760M	$9,144M	$5,986M	$5,869M	$8,737M	$10,342M	$6,573M	$5,931M	$9,175M	$11,067M	$7,209M	$6,959M
Unearned fees	$2,172M	$2,347M	$1,467M	$1,427M	$2,434M	$2,621M	$1,657M	$1,616M	$2,723M	$2,857M	$1,820M	$1,743M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

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Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended Year Ended December 31 December 31 2024 2025 2024 2025 Revenue $2,480 $2,778 $11,102 $12,241 Costs and expenses: Cost of revenue 427 487 1,878 2,086 Operations and support (1) 290 327 1,282 1,327 Product development (1) 538 589 2,056 2,354 Sales and marketing (1) 547 695 2,148 2,588 General and administrative (1) 248 411 1,185 1,342 Total costs and expenses 2,050 2,509 8,549 9,697 Income from operations 430 269 2,553 2,544 Interest income 183 162 818 705 Other income (expense), net 9 (38) (40) (112) Income before income taxes 622 393 3,331 3,137 Provision for income taxes 161 52 683 626 Net income $461 $341 $2,648 $2,511 Net income per share attributable to Class A and Class B common stockholders: Basic $0.74 $0.56 $4.19 $4.10 Diluted $0.73 $0.56 $4.11 $4.03 Weighted-average shares used in computing net income per share attributable to Class A and Class B common stockholders: Basic 625 604 632 613 Diluted 636 614 645 623 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended Year Ended December 31 December 31 2024 2025 2024 2025 Operations and support $25 $24 $90 $90 Product development 232 254 886 1,017 Sales and marketing 46 62 170 212 General and administrative 65 71 261 273 Stock-based compensation expense $368 $411 $1,407 $1,592 20

Condensed Consolidated Balance Sheets Unaudited (in millions) As of December 31 2024 2025 Assets Current assets: Cash and cash equivalents $6,864 $6,560 Short-term investments 3,747 4,454 Funds receivable and amounts held on behalf of customers 5,931 6,959 Prepaids and other current assets 638 824 Total current assets 17,180 18,797 Deferred income tax assets 2,439 2,102 Goodwill and intangible assets, net 777 770 Other assets, noncurrent 563 539 Total assets $20,959 $22,208 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,614 $2,948 Funds payable and amounts payable to customers 5,931 6,959 Current portion of long-term debt - 1,999 Unearned fees 1,616 1,743 Total current liabilities 10,161 13,649 Long-term debt 1,995 - Other liabilities, noncurrent 391 360 Total liabilities 12,547 14,009 Stockholders’ equity: Common stock - - Additional paid-in capital 12,602 13,763 Accumulated other comprehensive income (loss) 35 (62) Accumulated deficit (4,225) (5,502) Total stockholders’ equity 8,412 8,199 Total liabilities and stockholders’ equity $20,959 $22,208 21

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Year Ended December 31 2024 2025 Cash flows from operating activities: Net income $2,648 $2,511 Adjustments to reconcile net income to cash provided by operating activities: Stock-based compensation expense 1,407 1,592 Deferred income taxes 433 376 Other, net 97 273 Changes in operating assets and liabilities: Prepaids and other assets (163) (346) Accrued expenses and other liabilities (104) 118 Unearned fees 200 122 Net cash provided by operating activities 4,518 4,646 Cash flows from investing activities: Purchases of short-term investments (3,146) (3,438) Sales and maturities of short-term investments 2,605 2,736 Other investing activities, net (75) (46) Net cash used in investing activities (616) (748) Cash flows from financing activities: Share repurchases (3,430) (3,789) Taxes paid related to tax on equity awards (630) (561) Change in funds payable and amounts payable to customers 320 401 Proceeds from exercise of equity awards and employee 168 122 stock purchase plan Net cash used in financing activities (3,572) (3,827) Effect of exchange rate changes on cash, cash equivalents, (237) 655 and restricted cash Net increase in cash, cash equivalents, and restricted cash 93 726 Cash, cash equivalents, and restricted cash, beginning of period 12,667 12,760 Cash, cash equivalents, and restricted cash, end of period $12,760 $13,486 22

Key Business Metrics Three Months Ended Year Ended December 31 December 31 2024 2025 2024 2025 Nights and Seats Booked 111.0M 121.9M 491.5M 533.0M Gross Booking Value $17.6B $20.4B $81.8B $91.3B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Seats Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Seats Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for services and experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 23

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of net income (loss) to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

(in millions, except percentages)

	Three Months Ended											
	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sept 30 2025	Dec 31 2025
Revenue	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778
Net income (loss)	$117	$650	$4,374	$(349)	$264	$555	$1,368	$461	$154	$642	$1,374	$341
Adjusted to exclude the following:												
Provision for (benefit from) income taxes	13	26	(2,695)	(34)	29	126	367	161	19	137	418	52
Other (income) expense, net	11	38	9	79	10	42	(3)	(9)	38	23	13	38
Interest income	(146)	(191)	(192)	(192)	(202)	(226)	(207)	(183)	(173)	(190)	(180)	(162)
Depreciation and amortization	11	9	8	16	14	14	15	22	25	21	22	23
Stock-based compensation expense	240	304	286	290	295	382	362	368	358	424	399	411
Acquisition-related impacts	12	(15)	3	(3)	6	1	(2)	(12)	-	(2)	1	2
Lodging taxes, host withholding taxes, and transactional taxes, net	4	(2)	41	931	8	-	58	(43)	(4)	(7)	4	81
Stock-settlement obligations related to IPO	-	-	-	-	-	-	-	-	-	(5)	-	-
Adjusted EBITDA	$262	$819	$1,834	$738	$424	$894	$1,958	$765	$417	$1,043	$2,051	$786
Net income (loss) margin	6%	26%	129%	(16)%	12%	20%	37%	19%	7%	21%	34%	12%
Adjusted EBITDA Margin	14%	33%	54%	33%	20%	33%	52%	31%	18%	34%	50%	28%

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The following is a reconciliation of net cash provided by operating activities to Free Cash Flow.

Free Cash Flow Reconciliation

(in millions, except percentages)

	Three Months Ended											
	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sept 30 2025	Dec 31 2025
Revenue	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778
TTM Revenue	$8,708	$9,088	$9,601	$9,917	$10,241	$10,505	$10,840	$11,102	$11,232	$11,580	$11,943	$12,241
Net cash provided by operating activities	$1,587	$909	$1,325	$63	$1,923	$1,051	$1,078	$466	$1,789	$975	$1,356	$526
Purchases of property and equipment	(6)	(9)	(15)	(17)	(14)	(8)	(4)	(8)	(8)	(13)	(7)	(5)
Free Cash Flow	$1,581	$900	$1,310	$46	$1,909	$1,043	$1,074	$458	$1,781	$962	$1,349	$521
Net cash provided by operating activities margin	87%	37%	39%	3%	90%	38%	29%	19%	79%	31%	33%	19%
Free Cash Flow Margin	87%	36%	39%	2%	89%	38%	29%	18%	78%	31%	33%	19%
TTM Net cash provided by operating activities	$3,815	$3,923	$4,284	$3,884	$4,220	$4,362	$4,115	$4,518	$4,384	$4,308	$4,586	$4,646
TTM Free Cash Flow	$3,790	$3,894	$4,246	$3,837	$4,165	$4,308	$4,072	$4,484	$4,356	$4,275	$4,550	$4,613
TTM Net cash provided by operating activities margin	44%	43%	45%	39%	41%	42%	38%	41%	39%	37%	38%	38%
TTM Free Cash Flow Margin	44%	43%	44%	39%	41%	41%	38%	40%	39%	37%	38%	38%

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